Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MTR Gaming Group, Inc. and Subsidiaries

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 6, 2009, relating to the consolidated financial statements of North Metro Harness Initiative, LLC, appearing in Amendment No. 2 of the Annual Report (Form 10-K/A) of MTR Gaming Group Inc. for the year ended December 31, 2008. Our report contains an explanatory paragraph regarding North Metro Harness Initiative, LLC’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Dallas, TX

February 3, 2010